Mail Stop 7010


      September 21, 2005



Mr. Robert W. Raiford
Chief Financial Officer
ENGlobal Corporation
600 Century Plaza Drive, Suite 140
Houston, Texas 77073-6033


	RE: Form 10-K for the Fiscal Year ended December 31, 2004
	        Forms 10-Q for the Quarters ended March 31, 2005 and
June 30, 2005
                    File No. 1-14217

Dear Mr. Raiford:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      If you have any further questions regarding our review of your filings, please direct them to Gus Rodriguez, Staff Accountant, at
(202) 551-3752 or, in his absence, to Nudrat Salik, Staff
Accountant,
at (202) 551-3692.


							Sincerely,


							Rufus Decker
							Accounting Branch Chief
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-7010

         DIVISION OF
CORPORATION FINANCE